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                                                                     EXHIBIT 3.3


           FORM OF CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES H PREFERRED STOCK


         (Pursuant to Section 14-2-602 of the Business Corporation Code
               of the State of Georgia and to Article VI(b) of the
              Second Amended and Restated Articles of Incorporation
              (the "Articles of Incorporation") of SynQuest, Inc.)

         I, Joseph Trino, being Chief Executive Officer of SynQuest, Inc. (the "Corporation"), a corporation organized and existing under the Business Corporation Code of the State of Georgia, in accordance with the provisions of
Section 14-2-602 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Articles of Incorporation, the Board of Directors on _______ __, 2000, adopted the following resolution creating a Series of Preferred Stock designated as Series H Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, the Board of Directors by this resolution creates a series of Preferred Stock of the Corporation and that the designation and the amount thereof and the voting powers, preferences and relative, participating, optional, and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof are as follows:

         1. Designation. __________ shares of the Series H Junior Convertible Preferred Stock, $0.01 par value, shall be designated the "Series H Preferred Stock."

         2. Dividends.

                  (a) Subject to the rights of series of Preferred Stock which may from time to time be created by the Board of Directors, the holders of shares of Series H Preferred Stock shall be entitled to receive, when and as declared, out of funds legally available therefor, dividends which shall be payable as the Board of Directors may determine, before any dividends shall be set apart for or paid upon the Common Stock or any other stock ranking on liquidation junior to the Series H Preferred Stock (such stock being referred to hereinafter collectively as "Series H Junior Stock") in any year. All dividends declared upon the Series H Preferred Stock shall be declared pro rata per share.

                  (b) Dividends on the Series H Preferred Stock shall be non-cumulative.

                  (c) For so long as the Series H Preferred Stock remains outstanding, the Corporation shall not pay any dividend upon the Series H Junior Stock, whether in cash

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         or other property (other than shares of Series H Junior Stock), unless an equal dividend has been declared and paid upon the Series H Preferred Stock.

         3. Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series H Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series H Preferred Stock (such Preferred Stock being referred to hereinafter as "Series H Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Series H Junior Stock, an amount equal to all dividends thereon accrued but unpaid (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares) (the "Liquidation Preference").

                           If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to holders of Series H Preferred Stock and any class or series of stock ranking on liquidation on parity with the Series H Preferred Stock then outstanding ("Series H Parity Stock") after payment in full of amounts required to be paid or distributed to holders of Series H Senior Preferred Stock shall be insufficient to pay the holders of shares of Series H Preferred Stock and Series H Parity Stock the full amount to which they shall be entitled, the holders of shares of Series H Preferred Stock and Series H Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                  (b) After the payment of all preferential amounts required to be paid to the holders of Series H Senior Preferred Stock, Series H Preferred Stock, Series H Parity Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders, the holders of shares of Common Stock sharing ratably in such assets.

                  (c) For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations in which the Corporation is not the surviving entity, or the sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.


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         4. Voting Rights.

         Subject to the rights of series of Preferred Stock which may from time to time be created by the Board of Directors, each issued and outstanding share of Series H Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series H Preferred Stock is convertible (as adjusted from time to time pursuant to Section 6 hereof and with any fractional shares determined on an aggregate conversion basis being rounded to the nearest whole share), at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Series H Preferred Stock shall vote together with the holders of Common Stock as a single class. The provisions of this Section 4 shall apply to any action of the stockholders whether at a meeting or by written consent without a meeting in accordance with Georgia law.

         5. Optional Conversion.

         Subject to the rights of series of Preferred Stock which may from time to time be created by the Board of Directors, (i) each share of Series H Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into fully-paid and nonassessable shares of Common Stock at the conversion price then in effect for Series H Preferred Stock (the "Series H Conversion Price"); provided, however, that upon any redemption of Series H Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable upon liquidation to the holders of the Series H Preferred Stock.

                  (a) The initial conversion rate for the Series H Preferred Stock shall be one share of Common Stock for each share of Series H Preferred Stock surrendered for conversion, representing an initial conversion price for Series H Preferred Stock of $_____ per share of the Common Stock. The applicable conversion rate and Series H Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

                  (b) The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series H Preferred Stock or script in lieu thereof (with any fractional shares being determined on an aggregate conversion basis). If any fractional share of Common Stock would, except for the provisions of this paragraph (b), be issuable upon conversion of any Series H Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-thousandth (1/1000) of a share, to be computed (I) if the Common Stock is listed on any national securities exchange, equal to the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (II) if the Common Stock is not listed on any national security exchange, equal to the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by The Nasdaq Stock


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         Market, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share of Common Stock as determined by the Board of Directors.

                  (c) Whenever the conversion rate and Series H Conversion Price are adjusted as provided in Section 6 hereof, the Corporation shall file at each office designated for the conversion of Series H Preferred Stock, a statement, signed by the Chairman of the Board of Directors, the President, and any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the conversion rate and Series H Conversion Price that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series H Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in paragraph 6(g), such notice shall be included as part of the notice required to be mailed and published under the provisions of paragraph 6(g) hereof.

                  (d) In order to exercise the conversion privilege, the holder of any share of Series H Preferred Stock to be converted shall surrender his or its certificate or certificates representing the share of Series H Preferred Stock to the principal office of the transfer agent for the Series H Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert all of the shares of Series H Preferred Stock represented by such certificates, or any portion of such shares. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of Series H Preferred Stock or shares of Common Stock upon conversion thereof. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series H Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in paragraph
         (b) of this Section 5 in respect of any fractional share otherwise issuable upon such conversion.

                  (e) The Corporation shall at all times when the Series H Preferred Stock is outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series H Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series H Preferred Stock. Before taking any action which would cause an adjustment reducing the Series H Conversion Price below the then


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         par value of the shares of Common Stock issuable upon conversion of the
         Series H Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares at such adjusted Series H Conversion Price.

                  (f) Upon any such conversion, no adjustment to the conversion rate shall be made for accrued and unpaid dividends on the Series H Preferred Stock.

                  (g) All shares of Series H Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall cease and terminate except only the right of the holder thereof to receive shares of Common Stock, as applicable, in exchange for the Series H Preferred Stock. Any shares of Series H Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series H Preferred Stock accordingly.

         6. Anti-Dilution Provisions.

                  (a) In order to prevent dilution of the rights granted hereunder, the Series H Conversion Price of each share of Series H Preferred Stock is subject to adjustment from time to time in accordance with this paragraph 6(a). At any given time, the Series H Conversion Price shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one share of the Corporation's Common Stock upon conversion of shares of Series H Preferred Stock. Upon each adjustment of the Series H Conversion Price pursuant to this Section 6, the registered holder of shares of Series H Preferred Stock shall thereafter be entitled to acquire upon exercise, at the Series H Conversion Price resulting from such adjustment, the number of shares of the Corporation's Common Stock obtainable by multiplying the Series H Conversion Price in effect immediately prior to such adjustment by the number of shares of the Corporation's Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Series H Conversion Price resulting from such adjustment. For purposes of this Section 6, the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the sum of (1) the number of shares of the Corporation's Common Stock outstanding at such time, (2) the number of shares of the Corporation's Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, (3) the number of shares of the Corporation's Common Stock issuable upon the exercise of an aggregate of 5,788,105 warrants to purchase shares issued to Warburg, Pincus Investors, L.P. prior to the Initial Issuance Date (as defined below), (4) the number of shares of the Corporation's Common Stock issuable upon the exercise of ____________ options to purchase shares issued prior to the Initial Issuance Date, (5) the number of shares of the Corporation's Common Stock issuable upon the conversion of outstanding subordinated promissory notes in the aggregate principal amount of $15 million, plus accrued interest


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         as of _____________, 2000, held by E.M. Warburg, Pincus & Co., (6) the number of shares of Common Stock issuable upon the exercise of an aggregate of 400,000 warrants to purchase shares issued on May ___, 2000, (7) the number of shares of Common Stock issued in the Corporation's initial public offering of Common Stock, and (8) the number of shares of the Corporation's Common Stock deemed to be outstanding under subparagraphs 6(b)(i) to (ix), inclusive, at such time. In the event that any series of Preferred Stock (or any other class of the capital stock) of the Corporation existing as of the Initial Issuance Date (as defined below) is entitled to receive anti-dilution protection pursuant to the Corporation's Articles of Incorporation along with the Series H Preferred Stock by virtue of the same Triggering Transaction (as defined below), then, for purposes of making the adjustments to the Series H Conversion Price, the anti-dilution computations shall be made in one iteration for each such series of Preferred Stock, first to the series (or multiple series, if they have the same conversion price) of Preferred Stock with the lowest conversion price then in effect through the series (or multiple series, if they have the same conversion price) of Preferred Stock with the highest conversion price then in effect.

                  (b) Except as provided in paragraph 6(c) or (f) below, if and whenever on or after the date of initial issuance of the Series H Preferred Stock (the "Initial Issuance Date"), the Corporation shall issue or sell, or shall in accordance with subparagraphs (b)(1) to (9), inclusive, be deemed to have issued or sold any shares of its Common Stock, for a consideration per share less than the Series H Conversion Price in effect immediately prior to such issue or sale, then upon such issue or sale (the "Triggering Transaction"), the Series H Conversion Price shall, subject to subparagraphs (1) to (9) of this paragraph (b), be reduced to a price determined by dividing:

                           (x)      an amount equal to the sum of

                                    (a)      the product derived by multiplying
                                             the Series H Conversion Price in
                                             effect immediately prior to such
                                             Triggering Transaction by the
                                             Number of Common Shares Deemed
                                             Outstanding immediately prior to
                                             such Triggering Transaction, plus

                                    (b)      the consideration, if any, received
                                             by or deemed to have been received
                                             by the Corporation upon such
                                             Triggering Transaction, by

                           (y)      an amount equal to the sum of

                                    (a)      the Number of Common Shares Deemed
                                             Outstanding immediately prior to
                                             such Triggering Transaction, plus

                                    (b)      the number of shares of Common
                                             Stock issued (or deemed to be
                                             issued in accordance with
                                             subparagraphs (b)(1) to (9)) in
                                             connection with the Triggering
                                             Transaction.


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                           For purposes of determining the adjusted Series H
         Conversion Price under this paragraph (b), the following subsections
         (i) to (ix), inclusive, shall be applicable:

                  (i) In case the Corporation at any time after the Initial Issuance Date shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being, herein called "Options" and such convertible or exchangeable stock or securities being, herein called "Convertible Securities"), whether or not Such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividend, (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Series H Conversion Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Series H Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in subparagraph (3) below.

                  (ii) In case the Corporation at any time after the Initial Issuance Date shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the Conversion or exchange of all such Convertible Securities) shall be less than the Series H Conversion Price in effect


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                           immediately prior to the time of such issue or sale,
                           then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Series H Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in subparagraph (iii) below.

                  (iii) If the purchase price provided for in any Options referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraphs (i) or (ii), or the rate at which any Convertible Securities referred to in subparagraph
                           (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in paragraphs
                           (b) or (d)), the Series H Conversion Price in effect at the time of such change shall forthwith be readjusted to the Series H Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in subparagraph (i) or the rate at which any Convertible Securities referred to in subparagraphs
                           (i) or (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Series H Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Series H Conversion Price then in effect hereunder is hereby reduced.

                  (iv) On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the Series H Conversion Price then in effect hereunder shall forthwith be increased to the Series H Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.


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                  (v)      In case any Option shall be issued in connection with
                           the issue or sale or other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

                  (vi) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares or Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined by the Corporation's Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be, as determined by the Board of Directors.

                  (vii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this paragraph 6(b).

                  (viii) In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Common Stock, Options, or Convertible Securities, such issuance shall be covered by paragraph 6(d) below.

                  (ix) For the purposes of this paragraph 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options, or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

                  (c) In the event the Corporation shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock covered by paragraph 6(d))


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         payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then as soon as possible after the conversion of any Series H Preferred Stock, the Corporation shall pay to the person converting such Series H Preferred Stock an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Common Stock which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Stock by reason of stock splits, stock dividends, mergers or reorganizations, or for any other reason). For the purposes of this paragraph (c), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend.

                  (d) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, or declare a dividend or make any other distribution upon the stock of the Corporation payable in Common Stock, Options or Convertible Securities, the Series H Conversion Price in effect immediately prior to such subdivision or stock dividend shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Series H Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  (e) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series H Preferred Stock shall have the right to acquire and receive upon conversion of the Series H Preferred Stock, which right shall be prior to the rights of the holders of Series H Junior Stock, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received upon conversion of the Series H Preferred Stock at the Series H Conversion Price then in effect. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series H Preferred Stock at the last address appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, if a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock of the Corporation, the Corporation shall not effect any consolidation,


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

         merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Series H Preferred Stock shall have been given a reasonable opportunity then to elect to receive upon the conversion of the Series H Preferred Stock either the stock, securities or assets then issuable with respect to the Common Stock of the Corporation or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer. For purposes hereof the term "Affiliate" with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

                  (f) The provisions of this Section 6 will not apply to any Common Stock issued, issuable or deemed outstanding under subparagraphs (b)(i) to (ix), inclusive: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of officers, directors and employees of or consultants to the Corporation or its subsidiaries in effect on the Initial Issuance Date or thereafter adopted by the Board of Directors, consented to by the holders of a majority of the then outstanding Series H Preferred Stock,
         (ii) on conversion of the Series H Preferred Stock, (iii) pursuant to the exercise of the rights of subscription as described in Section 1 of the Amended and Restated Shareholders Agreement, dated November 16, 1997, between the Corporation and Warburg, Pincus Investors, L.P., a Delaware limited partnership, as the same may be amended form time to time, and (iv) upon the exercise of preemptive rights pursuant to the Shareholders' Agreement between the Corporation and the holders of Series H Preferred Stock.

                  (g)      In the event that:

                           I. the Corporation shall declare any cash dividend upon its Common Stock (if any shares are outstanding), or

                           II. the Corporation shall declare any dividend upon its Common Stock (if any shares are outstanding) payable in stock or make any special dividend or other distribution to the holders of its Common Stock (if any shares are outstanding), or

                           III. the Corporation shall offer for subscription pro rata to the holders of its Common Stock (if any shares are outstanding) any additional shares of stock of any class or other rights, or

                           IV. there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

                           V. there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;


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

         then, in connection with such event, the Corporation shall give to the holders of the Series H Preferred Stock:

                           (1) at least twenty (20) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

                           (2) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series H Preferred Stock at the address of each such holder as shown on the books of the Corporation.

                  (h) If at any time or from time to time on or after the Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of common stock of the Corporation and such grants, issuances or sales do not result in an adjustment of the Series H Conversion Price under paragraph (b) hereof, then each holder of Series H Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder the notice concerning Purchase Rights to which such holder shall be entitled under paragraph (g) and upon the terms applicable to such Purchase Rights) either:

                           I. the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series H Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series H Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series H Preferred Stock specifically to request delivery of such rights; or

                           II. in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty-day period, the number of shares of Common Stock or the amount of property which such holder could have acquired


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

                  upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

                  (i) If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series H Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Series H Conversion Price as otherwise determined pursuant to any of the provisions of this Section except in the case of a combination of shares of a type contemplated in paragraph (d) or the expiration of Options or Convertible Securities as set forth in paragraph (b)(iv), and then in no event to an amount larger than the Series H Conversion Price as adjusted pursuant to paragraph (d) or paragraph (b)(iv), respectively.

         7. Mandatory Conversion.

                  (a) Each share of Series H Preferred Stock shall automatically be converted into shares of Common Stock at the Series H Conversion Price then in effect at any time upon (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public generally, or (2) the written consent of the holders of a majority of the Series H Preferred Stock then outstanding.

                  (b) On the date fixed for conversion, all rights with respect to the Series H Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series H Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Series H Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series H Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series H Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in paragraph (b) of Section 5 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.


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

         8. Redemption. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series H Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.


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

         IN WITNESS WHEREOF, I have executed this Certificate on _______ ___, 2000.


                                             SYNQUEST, INC.



                                             -----------------------------------
                                             Joseph Trino
                                             Chief Executive Officer


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